UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006

ADESA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-32198	35-1842546
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
(Address of principal executive offices)
(Zip Code)

(800) 923-3725
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On November 2, 2006, the Company received written notice of ALLETE, Inc.’s election to withdraw from joint ownership of two corporate aircraft and terminate the Joint Aircraft Ownership and Management Agreement between ALLETE, Inc. (the Company’s former parent) and ADESA Inc. (the “Company”) dated as of June 4, 2004 (the “Aircraft Agreement”).  Pursuant to the Aircraft Agreement, ALLETE contributed a 70 percent ownership interest in each of the two aircraft to the Company.  In addition, the Aircraft Agreement sets forth the terms and conditions relating to the duties and responsibilities of ALLETE and the Company with respect to two aircraft previously owned by ALLETE, including, without limitation, terms and conditions relating to (i) a management fee that ADESA pays to ALLETE equal to 3.5% of the total operating costs and expenses associated with the aircraft from the preceding quarter; (ii) ALLETE’s responsibility to provide the flight crews to operate the aircraft; and (iii) ALLETE’s responsibility (at ADESA’s allocated expense) to maintain insurance.

The Company and ALLETE will continue to be bound by the terms and conditions of the Aircraft Agreement until such time as the release and transfer of the aircraft titles and licenses are final and complete.  Upon termination of the Aircraft Agreement, each owner is entitled to 100 percent ownership interest in, and title to, one of the aircraft.

As a result of the termination of the Aircraft Agreement, the Company expects to record a non-cash pretax charge in the range of approximately $3.0 million to $4.0 million in the fourth quarter of 2006 representing a reduction of ownership interests in the aircraft and other costs associated with the termination of the Aircraft Agreement.

Item 7.01  Regulation FD Disclosure.

The following language is furnished pursuant to Item 7.01:

In ADESA, Inc.’s press release dated October 30, 2006, “ADESA, Inc. Reports Third Quarter 2006 Results” and on its earnings conference call held on October 31, 2006, ADESA provided updated full-year 2006 diluted earnings per share from continuing operations guidance at the lower end of its previously issued earnings guidance range of $1.47 to $1.55.  On November 2, 2006, the Company received written notice of ALLETE, Inc.’s election to withdraw from joint ownership of two corporate aircraft and terminate the Aircraft Agreement.  The updated guidance in the October 30, 2006 press release and on the October 31, 2006 earnings conference call did not include the estimated one-time non-cash pretax charge in the range of approximately $3.0 million to $4.0 million (or approximately $0.02 to $0.03 per diluted share) in the fourth quarter of 2006 representing a reduction of ownership interests in the aircraft and other costs associated with the subsequent termination of the Aircraft Agreement.

Including the impact of the Aircraft Agreement charge, the Company now expects full-year 2006 diluted earnings per share from continuing operations at the lower end of a range of approximately $1.44 to $1.53.

The language furnished pursuant to Item 7.01 above includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements, including statements regarding anticipated financial results of the termination of  the Aircraft Agreement and  the Company’s 2006 outlook are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors including:  trends in new and retail used vehicle sales and incentives, including wholesale used vehicle pricing; economic conditions, including fuel prices; weather, Canadian exchange rate and interest rate fluctuations; competition, litigation developments, trends in the vehicle remarketing industry; corporate development activities, including acquisitions; investments in technology, general business conditions, vehicle production and the other risk factors described in the company’s Annual Report on Form 10-K, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission.  Many of these risk factors are outside of the company’s control, and as such, they involve risks that are not currently known to the company that could cause actual results to differ materially from those discussed or implied herein.  The forward-looking statements in this document are made as of the date hereof and the company does not undertake to update its forward-looking statements.

This information is being furnished pursuant to Item 7.01, “Regulation FD Disclosure.”  This information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 8, 2006	ADESA, INC.

/s/ Timothy C. Clayton
Timothy C. Clayton
Chief Financial Officer